Exhibit (a)(1)(H)

MERU NETWORKS, INC.

PAPER ELECTION FORM

Please review, complete and sign this form, then either (1) email it to optionexchange@merunetworks.com or (2) send it by registered mail or courier to Meru Networks, Inc., Attn: Rosie Strehlow, Option Exchange Administration, 894 Ross Drive, Sunnyvale, CA 94089 before 9:00 p.m., Pacific Time, on August 22, 2012 (unless Meru extends this date).  DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN BY EMAIL, REGISTERED MAIL OR COURIER, WILL NOT CONSTITUTE VALID DELIVERY.

Election to Exchange Eligible Option(s)

For purposes of participating in this Offer, I hereby agree to tender my Eligible Option(s) as indicated below to Meru by my check in the “Yes” box in the “Exchange Election” column. I understand that such Eligible Option(s) will be cancelled as of the date that (1) the Offer expires and (2) such Eligible Options are accepted by Meru in exchange for an equal or lesser number of New Options in accordance with the exchange ratios described in the offering memorandum. You may elect to exchange any one or more of your Eligible Option grants or none at all. If you elect to exchange Eligible Options received pursuant to a particular grant, you must exchange all outstanding Eligible Options received pursuant to that grant.  In other words, Eligible Options must be tendered on a grant-by-grant basis. You may not tender less than all of the outstanding Eligible Options subject to a particular grant.

Grant Number	Type (ISO/NQ)	Grant Date	Exercise Price Per Share	Eligible Options Outstanding	Exchange Election (mark one)
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No

Additional Terms and Conditions Applicable to this Election Form

1.               Defined Terms.  Terms used but not defined in this Election Form have the meanings ascribed to such terms in the Offering Memorandum Relating to Our Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Options to Purchase Common Stock (the “Offering Memorandum”) that was filed with the Securities and Exchange Commission on July 26, 2012, including the Summary Term Sheet in that document.  References in this Election Form to “Meru,” “we,” “us,” “our” and “ours,” mean Meru Networks, Inc.

2.               Expiration Date.  This Offer and your right to tender, or withdraw a tender, of your Eligible Options will expire at 9:00 p.m., Pacific Time, on August 22, 2012 or on a later date, if we extend the Offer.

3.               Delivery of Election Form.  If you intend to tender Eligible Options in the Offer for an equal or lesser number of New Options in accordance with the exchange ratios set forth in the Offering Memorandum, you are responsible for completing and acknowledging your participation in the Offer by submitting an election via the Offer Website at https://merunetworks.equitybenefits.com or by returning this Election Form if you are not able to submit your election electronically via the Offer Website, and in either case, by the Expiration Date of the Offer. Your election to participate in the Offer will only be effective upon our receipt of this Election Form through the return methods described above or if you submit an election electronically via the Offer Website.  Meru will not accept delivery of an election to participate in the Offer by any other means.

Your participation in the Offer is completely voluntary.  You are not required to tender your Eligible Options for exchange.

If you do not receive an email from Option Exchange Administration confirming receipt of this Election Form within three business days after you have completed and acknowledged your participation and returned this form using the return methods described above, please email the Option Exchange Administration at optionexchange@merunetworks.com.

4.               Withdrawal of Election.  You may withdraw your election to exchange your Eligible Options at any time prior to the Expiration Date.  To withdraw your election to exchange Eligible Options, you must log on to the Offer Website at https://merunetworks.equitybenefits.com and submit a new election to exchange your Eligible Options (or email Option Exchange Administration at optionexchange@merunetworks.com for another paper election form if you cannot log back on to the Offer Website). You may not rescind any withdrawal, and any Eligible Options that you withdraw will not be deemed properly elected for participation in the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 3 (Delivery of Election Form) above.

If you are using this form to withdraw a prior election as provided above, please list below each Eligible Option grant for which you withdraw your prior election to exchange. If you do not know which Eligible Option grant(s) you previously elected to exchange, please contact Option Exchange Administration at optionexchange@merunetworks.com. If you wish to withdraw your election as to ALL Eligible Options you previously elected to exchange in the Option Exchange Program, please check the following box and do not complete the following table: ☐ (only check box if you do not wish to participate in the Option Exchange Program at all):

Grant Number	Type (ISO/NQ)	Grant Date	Exercise Price Per Share	Eligible Options Outstanding

NOTE: You must tender options on a grant-by-grant basis. You cannot withdraw a portion of a grant. If you wish to elect to tender other Eligible Option(s) in the Option Exchange Program, please request another election form from Option Exchange Administration at optionexchange@merunetworks.com.

5.               Irregularities. We will determine, in our discretion, all questions as to the validity, eligibility, including time of receipt, and acceptance of your election to exchange Eligible Options. Our determination of these matters will be final and binding on all parties. We may reject any election to exchange Eligible Options that we determine is not in appropriate form or that we determine would be unlawful to accept. Otherwise, we will accept properly and timely elected Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of your election to exchange an Eligible Option or any defect or irregularity in your election to exchange an Eligible Option tendered before the Expiration Date. Your election to exchange an Eligible Option will not be valid until you have cured all defects or irregularities to our satisfaction or they have been waived by us before the

Expiration Date. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

6.               Conditional or Contingent Offers.  We will not accept any alternative, conditional or contingent tenders.

We encourage you to consult with your own legal, accounting and tax advisors if you have any questions about how the Option Exchange Program may impact your individual financial or tax situation and the consequences of participating or not participating in the Option Exchange Program.

By signing below, I understand and agree that:

a.               I am an employee of Meru Networks, Inc. or its one of its subsidiaries and I reside in the U.S., the U.K., Canada or India.

b.              I have received and read the Offering Memorandum and related materials filed with the Securities and Exchange Commission on July 26, 2012 (the “Offering Materials”).

c.               Upon acceptance by Meru, my election to participate will constitute a binding agreement between Meru and me with respect to all of my Eligible Options that are accepted for cancellation and exchange, unless I properly complete and submit a later-dated withdrawal of those Eligible Options through the Offer Website, or if the Offer Website is unavailable, through a paper election form received by Meru prior to the Expiration Date.

d.              Nothing in the Option Exchange Program modifies or changes my employment relationship with Meru or, as applicable, one of its subsidiaries (the “Employer”) and that, subject to applicable law, if my employment is terminated by me or the Employer voluntarily, involuntarily, or for any reason or no reason, on or before the Expiration Date, I will not have any right to the grant of New Options that I may have been eligible to receive under the Option Exchange Program.

e.               If I receive a grant of New Options under the Option Exchange Program, the grant does not create any contractual or other right to receive future grants of options, or benefits in lieu of options.

f.                 My participation in the Option Exchange Program shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate my employment relationship (if any) at any time.

g.              The New Options and any shares acquired upon exercise of the New Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer or, if different, any subsidiary or affiliate of Meru.

h.              Under certain circumstances stated in the Offering Materials, Meru may extend, amend, withdraw or terminate the Option Exchange Program and postpone its acceptance and cancellation of any Eligible Options that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered by me for exchange but not accepted will remain in effect with their current terms and conditions.

i.                  My elections pursuant to this Election Form will survive my death or incapacity and will be binding on my heirs, personal representatives, successors and assigns.

j.                  Meru is not providing any tax, legal or financial advice, nor is Meru making any recommendations regarding my participation in the Option Exchange Program. I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Option Exchange Program before taking any action related to the Option Exchange Program.

k.               The Option Exchange Program and the grant of the New Options will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice of law provisions).

l.                  To administer the Option Exchange Program, Meru must collect, use and transfer certain information regarding me and my Eligible Options, including, but not limited to, my name, home address and telephone number, date of birth, social security number, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Meru or its subsidiaries, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor.  Further, Meru may have to pass that information onto third parties who are assisting with the Option Exchange Program.  By submitting this Election Form, I explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of my personal data by me and the third parties assisting Meru with the Option Exchange Program, for the exclusive purpose of implementing, administering and managing my participation in the Option Exchange Program.  By submitting this Election Form, I also acknowledge and agree that:

•                  The parties receiving this data may be located outside of my country of residence, and the recipient’s country may have different data privacy laws and protections than my country of residence;

•                  The data will be held only as long as necessary to implement, administer and manage the Option Exchange Program;

•                  I can request from Meru a list of the names and addresses of any potential recipients;

•                  I can request additional information about how the data is stored and processed; and

•                  I can request that the data be amended if it is in correct.

•                 If you are a holder of an Eligible Option and reside in Canada or the U.K., you can withdraw your consent to the collection, use and transfer of your data by contacting Option Exchange Administration at optionexchange@merunetworks.com.  However, if you withdraw your consent, it may affect your ability to participate in the Option Exchange Program.  Please contact us if you have any questions.

Date: , 2012
Signature

Name (please print)

U.S. Social Security or Employee ID Number (please print)